EXHIBIT 99.2

FORM OF ELECTION FORM

TO BE COMPLETED BY
HOLDERS OF INDEPENDENT BANKSHARES CORPORATION COMMON STOCK

This Election Form should be completed, signed and submitted to:

ILLINOIS STOCK TRANSFER COMPANY — EXCHANGE AGENT

By Mail, Overnight Delivery
or Hand Delivery:

Illinois Stock Transfer Company
209 West Jackson Blvd., Suite 903
Chicago, Illinois 60606

For Information Call: (312) 427-2953

     In connection with the Agreement and Plan of Merger, dated July 17, 2003 (the “Merger Agreement”), between Greene County Bancshares, Inc., a Tennessee corporation (“Greene County”), and Independent Bankshares Corporation, a Tennessee corporation (“Independent”), pursuant to which, subject to the fulfillment of certain conditions, Independent will be merged into Greene County with Greene County as the surviving corporation, you may elect to receive the merger consideration as set forth below pursuant to the terms and conditions of the Merger Agreement and this election form.

     Completing and returning this election form does not have the effect of casting a vote with respect to the approval of the Merger Agreement and the transactions contemplated thereby at the special meeting of the Independent shareholders, nor does it satisfy any of the requirements for the assertion of dissenters’ rights, as described in the Proxy Statement/ Prospectus related to the merger. In order to vote on the merger, you must also complete, sign and return a proxy card to the exchange agent by hand delivery or by mail or in person at the special meeting of the Independent shareholders or attend the special meeting and vote in person.

     Please read and follow carefully the accompanying instructions for the election of your shares.

IMPORTANT INFORMATION WITH RESPECT TO THE ELECTION

     If you wish to make an election with respect to the form of consideration to be received in exchange for any or all of your shares of Independent common stock in connection with the merger of Independent with Greene County, you must (1) complete and sign this election form in the space provided on the subsequent pages and (2) mail or deliver the completed election form in the enclosed envelope to the exchange agent at one of the addresses listed above.

     To make an effective election, this election form must be received by Illinois Stock Transfer Company, the exchange agent, no later than 5:00 p.m., Central Daylight Time, on October    , 2003.

     Any shares of Independent common stock for which you do not make an election by 5:00 p.m. on October    , 2003 will be converted by the exchange agent in accordance with the Merger Agreement.

     Pursuant to the Merger Agreement, you may elect to receive cash in the amount of $45.00 or a number of shares of Greene County common stock equal to the exchange ratio of 1.7878 (as described in the Merger Agreement) for each share of Independent common stock that you own. The cash amount of $45.00 per share of Independent common stock and the exchange ratio of 1.7878 may be increased or decreased as described in the Proxy Statement/Prospectus under “The Merger Agreement—Greene County Termination Adjustment” and “The Merger Agreement—Excess Deferred Compensation Plan Liability.”

     You may elect, as indicated in the form below, to have the specified number of your shares of $4.00 par value common stock of Independent converted, at the effective time of the merger, into the consideration of cash, Greene County common stock or a combination of cash and Greene County common stock as indicated below. You may elect:

•	Cash for all of your shares of Independent common stock;

•	Greene County common stock for all of your shares; or

•	A combination of cash for some of your shares and Greene County common stock for the remainder of your shares.

     It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and described in the Proxy Statement/Prospectus and the amount of cash or Greene County common stock you elect may be prorated.

     Checks for the cash consideration and the Greene County Common Stock Certificates will not be sent until after the merger has been completed and the exchange agent has received all additional documents it may require, including a letter of transmittal. No interest will accrue or be payable on the merger consideration, including any cash consideration.

     Note: Different elections have different tax consequences. For information on the United States federal income tax consequences of making a given election, see “The Merger Agreement—Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus. Holders of Independent common stock are urged to consult their own tax advisors with respect to the tax consequences of the merger to such holders, including tax reporting requirements and tax consequences under state, local and foreign law.

     The election procedures, including the maximum aggregate cash to be paid by Greene County in the merger, are set forth in the Merger Agreement and summarized in the Proxy Statement/Prospectus under “The Merger Agreement—Conversion of Independent Common Stock and Independent Stock Options” and “The Merger Agreement—Your Election to Receive Cash or Stock, or Both, in the Merger.” Your election of cash or Greene County common stock is potentially subject to proration, because Greene County will pay only $9,055,879 (subject to adjustment) upon the consummation of the merger. Although the aggregate cash consideration may be adjusted, it will not be adjusted based on the number of Independent shareholders electing cash payment. An election of cash will in all likelihood be either oversubscribed or undersubscribed. For example, if the product of (i) the cash amount to be paid for each share of Independent common stock and (ii) the number of shares of Independent common stock for which cash is elected exceeds the amount of cash to be paid by Greene County, then the amount of cash consideration to be paid to each Independent shareholder electing to receive cash will be reduced on a pro rata basis. Instead, they will receive stock consideration for any shares of Independent common stock for which they do not receive cash. In that case, each Independent shareholder that elected to receive only shares of Greene County common stock will receive only shares of Greene County common stock.

     Conversely, if the product of (i) the cash amount to be paid for each share of Independent common stock and (ii) the number of shares of Independent common stock for which cash is elected does not exceed the amount of cash to be paid by Greene County, then the amount of Greene County common stock to be distributed to each Independent shareholder electing to receive stock for his or her shares of Independent common stock will be reduced on a pro rata basis. They will receive cash consideration for any shares of Independent common stock for which they do not receive Greene County common stock. In that case, each Independent shareholder that elected to receive only cash will receive only cash.

     The exchange agent reserves the right to deem that you have not made a valid election if:

•	You fail to follow the instructions with respect to the election form or otherwise fail to properly make an election; or

•	A completed election form is not received by the exchange agent by the election deadline of 5:00 p.m., Central Daylight Time, on October __, 2003.

INSTRUCTIONS FOR MAKING AN ELECTION

     1. Time in which to Make an Election. For an election to be validly made, the exchange agent must receive the election form, properly completed and executed, at one of the addresses set forth on the front of this election form, prior to 5:00 p.m., Central Daylight Time, on October __, 2003. The shares of any shareholder whose election form is not so received will be converted by the exchange agent in accordance with the Merger Agreement. Neither Independent, Greene County nor the exchange agent have any obligation to notify you or anyone else if the exchange agent has not received your election form or that the election form you submitted has not been properly completed, and neither Independent, Greene County nor the exchange agent will incur any liability for any failure to give such notification.

     2. Change or Revocation of Election. An Independent shareholder who has made an election may, at any time prior to the election deadline (5:00 p.m., Central Daylight Time, on October __, 2003), change or revoke the shareholder’s election by submitting to the exchange agent a revised election form, properly completed and signed. After the election deadline, a registered holder of Independent common stock may not change or revoke his or her election unless the Merger Agreement is terminated.

     3. Forms of Election by Nominees. Any registered holder of Independent common stock who is a nominee for more than one beneficial owner (provided that shares of Independent common stock held on one account by joint owners will be deemed owned by one beneficial owner) must submit a separate election form for each distinct beneficial owner. Upon the request of Greene County, such registered holder will be required to certify to the satisfaction of Greene County that he or she holds those shares of Independent common stock subject to an election as nominee for the beneficial owner covered by such election form and for no other beneficial owner(s).

     4. Delivery of Election Form. The properly completed and duly executed copy of the election form should be delivered to the exchange agent at one of the addresses set forth above. The method of delivery of the election form is at the option and risk of the owner. All questions as to the validity, form and eligibility of any election form will be determined by the exchange agent, and its determination shall be final and binding. The exchange agent has the absolute right to reject any and all election forms which it determines are not in proper form or to waive minor irregularities in any election form. All elections will be considered in accordance with the terms and conditions of the Merger Agreement. If there is any inconsistency or conflict between the election form and the Merger Agreement, the Merger Agreement shall control in all cases.

     5. Signatures on Election Form. If the election form is signed by the registered holder of certificate(s), the signature must correspond exactly with the name written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If the certificate(s) subject to the election form is owned of record by two or more joint owners, all such owners must sign the election form. If any shares are registered in different names on several certificate(s), it will be necessary to complete, sign and submit as many separate election forms as there are different registrations of certificates. If the election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such person must so indicate when signing, must give his or her full title in such capacity, and must provide evidence satisfactory to the exchange agent of his or her authority to so act. The exchange agent will not deliver the merger consideration until all of these instructions are complied with.

     6. Stock Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the payment of the merger consideration in any name other than that of the registered holder, such transferee or assignee must pay such tax to Greene County or must establish to the satisfaction of Greene County that such tax has been paid or is not applicable.

     7. Additional Copies. Additional copies of the election form may be obtained from the exchange agent at the mailing address set forth on the front of the election form.

     8. Inquiries. All questions regarding the election form should be directed to the exchange agent at the mailing address as set forth above or by telephone at (312) 427-2953.

     9. Non-Consummation of Merger. Consummation of the merger is subject to the approval of the shareholders of Independent and to the satisfaction of certain other conditions, including receipt of regulatory approvals. If the Merger Agreement is terminated for any reason, all elections will be void and of no effect.

ELECTION FORM

1. ELECTION. Check only one item below. Please note that (as described above) because Greene County will limit the total amount of cash and the total amount of stock it pays in the merger, there is no guarantee that you will receive cash for all of your shares of Independent common stock with respect to which you make a cash election or that you will receive Greene County common stock for all of your shares of Independent common stock with respect to which you make a stock election even if you make a proper election. If the total number of Independent shares electing to receive cash exceeds the total amount of cash Greene County has agreed to pay in the merger, the Independent shares receiving cash will be reduced on a pro rata basis. If the total number of Independent shares electing to receive stock exceeds the total amount of stock Greene County has agreed to pay in the merger, the Independent shares receiving stock will be reduced on a pro rata basis.

_____	EXCHANGE ALL SHARES FOR CASH. The undersigned elects to receive only cash in exchange for all of his or her shares of Independent common stock.

_____	EXCHANGE ALL SHARES FOR STOCK. The undersigned elects to receive only shares of Greene County common stock in exchange for all of his or her shares of Independent common stock.

_____	EXCHANGE SHARES FOR CASH AND THE BALANCE FOR STOCK. The undersigned elects to receive a combination of cash and shares of Greene County common stock in exchange for his or her shares of Independent common stock. (Please write the number of shares that you would like to exchange for cash in the blank space above.)

2. DESCRIPTION OF SHARES OF INDEPENDENT COMMON STOCK.

No. of Shares
Name(s) and Address(es) of Registered Holder(s)	Certificate	Represented by
(Print exactly as name appears on Certificate)	Number	Certificate
____________________________________	———	———
____________________________________	———	———
____________________________________	———	———
____________________________________	———	———
____________________________________	———	———
____________________________________	———	———
____________________________________	———	———
	Total Shares:	———

3. SIGN HERE:

Signature(s) of Registered Holder(s)

___________________________________

___________________________________

(Must be signed by registered holder(s) exactly as name(s) appear(s) on such holder’s Independent stock certificate(s). If signed by an attorney-in-fact, trustee, executor, administrator, guardian, officer or other person acting in a fiduciary or representative capacity, the capacity of the person should be indicated. See Instruction 5.) (Attach additional pages if necessary.)

Date_________, 2003

Name(s)

________________________________               ___________________________________

(Please print)

Address(es)

________________________________               ___________________________________

________________________________               ___________________________________

Telephone Number(s)

________________________________               ___________________________________

Capacity (Full title)

________________________________               ___________________________________

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